Exhibit 99.1

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Contact:
Brad Allen
Imation Corp
651.704.5818
bdallen@imation.com

Imation Reports Q3 Revenue of $270 Million
E.P.S. of $0.28 on Continuing Operations
Company Expects Q4 Restructuring Charge of $15 — $20 Million
Annualized Cost Savings of $25 — $30 Million
Employment to be Reduced by Approximately 250

OAKDALE, Minn. (October 20, 2004) — Imation Corp (NYSE:IMN) today released third quarter financial results. The Company also announced its intention to further reduce its cost structure with the elimination of approximately 250 jobs, a related restructuring charge of $15 to $20 million in the fourth quarter with expected annualized savings of $25 to $30 million.

     For the quarter ended September 30, 2004, Imation reported income from continuing operations of $9.9 million, on $269.7 million in revenue. Diluted earnings per share from continuing operations were $0.28 including a tax benefit of $4.1 million, or $0.11 per share generated from favorable resolution of a European tax matter. This compares with income from continuing operations of $16.7 million, or diluted earnings per share of $0.46, on revenues of $287.8 million for the third quarter of 2003. Total net income for Q3 2004, including discontinued operations, was $9.6 million and diluted E.P.S. was $0.27. Operating cash flow in the quarter was $19.9 million compared with $8.7 million in Q3 2003.

     A teleconference is scheduled for 8:15 a.m. EST (7:15 a.m. CDT) tomorrow, October 21, 2004. The call in number is 888-639-6218. This conference call replaces the teleconference previously scheduled for October 26th (see web cast and replay information at the bottom of this release).

     Bruce Henderson, Imation chairman and CEO, said, “Revenue and profit in the third quarter came in below expectations. September is a normally strong month for tape product sales. However, we believe restrained information technology spending resulted in a relatively weak third month as many key customers deferred purchases due to economic uncertainty. Our Asia markets showed solid growth, but not enough to offset shortfalls in the Americas and Europe.”

     “Gross margins declined in both tape and optical products due to several factors, including sell through of excess optical inventory for previous periods and start up costs at our new coating facility in Oklahoma. Both of these factors should lessen going forward and gross margins should improve. Coupled with a typically seasonally stronger fourth quarter, we expect improvement in revenue and earnings in Q4, compared with Q3, but remain cautious in the near term given the high level of economic and market uncertainty.”

     “We believe our underlying data storage markets remain strong and, long term, we see continued market growth. But we also believe that competition will remain intense, requiring us to be fast, flexible, and very cost competitive. We have launched a major Lean Enterprise program in our Company with the objectives of significantly shortening product lead times, achieving six sigma quality, and reducing inventory and waste. We are also announcing a restructuring program to simplify our structure, improve decision making speed, and lower overall operating costs. The estimated annual savings will be $25 to $30 million and will result in a reduction of approximately 250 positions globally. We realize that such restructuring actions are difficult for the organization, but are also critical for our competitive success in the future. The company expects to take a restructuring charge of $15 to $20 million in the fourth quarter of 2004 associated with this program.”

     “There were several positive developments in the quarter. Operating cash flow for the quarter, at $19.9 million, was very strong due in large part to inventory reductions as days of inventory supply were reduced by 14 days during the quarter. Our new TeraAngstrom® magnetic tape coater in Weatherford, Oklahoma is now ramping up to production levels. This facility will be capable of producing tape cartridges that hold a terabyte of data. We maintained our leadership position in the CD-R market and reduced CD-R inventory to normal levels. DVD inventory remains above target but is coming down as well. Price reductions in optical markets have begun to slow and were in line with expectations. We were able to reduce purchase prices of optical products accordingly. We also announced Lifemix digital greeting cards.”

Third Quarter and YTD 2004 Financial Highlights
 For the nine months ended September 30, 2004, the Company reported income from continuing operations of $38.9 million or $1.08 per diluted share, on total company revenue of $893.1 million, compared with income from continuing operations of $57.1 million or $1.58 per diluted share, on revenue of $829.1 million for the corresponding year-ago period. This represents revenue growth of 7.7 percent year to date.

(dollars in millions, except for per share amounts)
	Q3 04	Q3 03	YTD 04	YTD 03
Net Revenues	$269.7	$287.8	$893.1	$829.1
Gross Profit	$61.5	$77.7	$225.2	$246.3
% of Revenues	22.8%	27.0%	25.2%	29.7%
SG&A	$39.2	$40.5	$126.2	$124.1
% of Revenues	14.5%	14.1%	14.1%	15.0%
R&D	$13.8	$15.5	$43.6	$40.9
% of Revenues	5.1%	5.4%	4.9%	4.9%
Operating Income	$8.5	$22.7	$52.3	$82.3
% of Revenues	3.2%	7.9%	5.9%	9.9%
Net income — diluted earnings per share	$0.27	$0.45	$1.05	$1.58
Operating cash flows	$19.9	$8.7	$50.0	$50.8

     Total company revenue was $269.7 million, compared with $287.8 million in Q3 of 2003. Revenue from outside the U.S. represented 54 percent of total revenue. Volume growth was approximately five percent; currency benefited revenue growth by approximately two percent while price erosion was approximately a 13 percent penalty to revenues in the quarter.

     Gross profit of $61.5 million or gross margin of 22.8 percent in the quarter, is compared with gross profit of $77.7 million or gross margin of 27.0 percent for Q3 of 2003. Gross margin was negatively impacted by sell through of excess optical inventory from previous periods, start up costs in the Company’s new tape coating facility in Oklahoma, the soft finish in high end tape, and lower manufacturing volumes as the company reduced inventory levels.

     Selling, general and administrative expenses in the quarter were $39.2 million, or 14.5 percent of revenue, compared with the $40.5 million, or 14.1 percent of revenue last year. SG&A included a net benefit of $1.0 million, primarily due to the sale of land. Research and development spending was $13.8 million, or 5.1 percent of revenue compared with $15.5 million, or 5.4 percent to sales in Q3 the previous year.

     Total company operating income was $8.5 million, or 3.2 percent of revenue, as compared to $22.7 million, or 7.9 percent of revenue, from the third quarter of 2003.

     Cash from operations totaled $19.9 million for the quarter and $50.0 million year-to-date compared with $8.7 million and $50.8 million for the prior year periods, respectively. As of September 30, 2004, $38.7 million was invested in high quality interest bearing securities with maturities greater than 90 days and thus classified in other assets. Ending cash and equivalents of $339.6 million, plus these investments, totaled $378.3 million as of September 30, 2004. The Company spent $61.5 million and bought back 1.8 million shares of common stock in the quarter, with authorization to repurchase an additional 4.2 million shares remaining. Capital spending in the quarter was $8.1 million. Depreciation and amortization totaled $9.4 million. Total employee count at the end of the quarter was approximately 2,700.

Business Outlook
 Our near term outlook is cautious due to current economic and market uncertainty. This outlook is lower than the Company’s previous statements in its business outlook. The Company expects a typically seasonally strong fourth quarter, resulting in improvement in revenue, gross profit margins and earnings prior to restructuring, compared with Q3, 2004. However, both revenue and earnings will be down compared with the very strong fourth quarter of 2003. As a result, full year 2004 revenue is expected to grow one percent to three percent over 2003.

Web cast and Replay Information
 A live web cast of Imation Corp’s third quarter teleconference will be available on the Internet on a listen-only basis at ir.imation.com or www.streetevents.com. A taped replay of the teleconference will be available beginning at 11:00 AM Central Daylight Time on October 21 until 11:00 PM Central Daylight Time on October 26 by dialing 866-219-1444 (access code 555885). All remarks made during the teleconference will be current at the time of the call and the replay will not be updated to reflect any subsequent material developments.

About Imation Corp.
 Imation Corp is a leading developer, manufacturer and supplier of magnetic and optical removable data storage media. As the only U.S.-based manufacturer of advanced magnetic data storage media, Imation has a heritage in removable data storage media that spans more than 50 years, since the introduction of the first data storage tape in 1953. Today, Imation continues to be the leader of removable data storage media, offering the broadest product portfolio in the industry – spanning from a few megabytes to hundreds of gigabytes of capacity in each piece of media, and serving customers in more than 100 countries, in both business and consumer markets. Revenues in 2003 were $1.16 billion. As of September 2004, Imation employed approximately 2,700 people worldwide and YTD revenues from outside the U.S. contributed approximately 57 percent of total sales. With more than 300 technology scientists and more than 330 data storage patents in the

U.S., Imation continues to pioneer today’s proven magnetic, flash and optical media technologies. Additional information about Imation is available on the company’s website at www.imation.com, or by calling 1-888-466-3456.

Risk and Uncertainties
 Certain information contained in this press release, which does not relate to historical financial information, including the business outlook, may be deemed to constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties that could cause the company’s actual results in the future to differ materially from its historical results and those presently anticipated or projected. The company wishes to caution investors not to place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which such statement is made, and the company undertakes no obligation to update such statement to reflect events or circumstances arising after such date. Among these factors are continuing uncertainty in global economic conditions that make it particularly difficult to predict product demand, the company’s ability to meet its cost reduction and revenue growth targets, its ability to introduce new offerings in a timely manner either independently or in association with OEMs or other third parties, its ability to achieve the expected benefits in a timely manner from the Moser Baer relationships, including the Global Data Media joint venture, the competitive pricing environment, foreign currency fluctuations, the outcome of litigation, its ability to secure adequate supply of certain high demand products, the ready availability and price of energy, availability of key raw materials or critical components, the market acceptance of newly introduced product and service offerings, the rate of decline for certain existing products as well as various factors set forth, from time to time, in the company’s filings with the Securities and Exchange Commission.

IMATION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except for per share amounts)
(Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2004	2003	2004	2003
Net revenues	$269.7	$287.8	$893.1	$829.1
Cost of goods sold	208.2	210.1	667.9	582.8

Gross profit	61.5	77.7	225.2	246.3

Operating expenses:
Selling, general and administrative	39.2	40.5	126.2	124.1
Research and development	13.8	15.5	43.6	40.9
Litigation settlements, net	—	(1.0)	—	(1.0)
Restructuring and other	—		3.1	—

Total	53.0	55.0	172.9	164.0

Operating income	8.5	22.7	52.3	82.3

Other (income) and expense:
Interest income	(1.3)	(1.2)	(3.4)	(4.7)
Interest expense	0.2	0.3	0.5	0.9
Other, net	0.6	(0.5)	2.7	0.7

Total	(0.5)	(1.4)	(0.2)	(3.1)
Income from continuing operations before taxes	9.0	24.1	52.5	85.4
Income tax provision (benefit)	(0.9)	7.4	13.6	28.3

Income from continuing operations	9.9	16.7	38.9	57.1
Gain (loss) from discontinued operations, net of taxes	(0.3)	(0.3)	(1.1)	0.2

Net income	$9.6	$16.4	$37.8	$57.3

Earnings (loss) per common share — basic:
Continuing operations	$0.28	$0.47	$1.10	$1.61
Discontinued operations	(0.01)	(0.01)	(0.03)	—

Net income	$0.27	$0.46	$1.07	$1.61

Earnings (loss) per common share — diluted:
Continuing operations	$0.28	$0.46	$1.08	$1.58
Discontinued operations	(0.01)	(0.01)	(0.03)	—

Net income	$0.27	$0.45	$1.05	$1.58

Weighted average basic shares outstanding	35.0	35.5	35.3	35.5

Weighted average diluted shares outstanding	35.7	36.3	36.0	36.3

Cash dividends paid per common share	$0.10	$0.08	$0.28	$0.16

IMATION CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	September 30,	December 31,
	2004	2003
ASSETS
Current assets
Cash and equivalents	$339.6	$411.4
Accounts receivable, net	155.5	196.8
Inventories	157.8	159.4
Other current assets	61.0	70.8

Total current assets	713.9	838.4

Property, plant and equipment, net	220.1	226.5
Other assets	116.4	107.9

Total assets	$1,050.4	$1,172.8

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$89.2	$148.3
Accrued payroll	13.8	22.2
Other current liabilities	95.2	126.7

Total current liabilities	198.2	297.2

Other liabilities	51.9	55.3

Shareholders’ equity	800.3	820.3

Total liabilities and shareholders’ equity	$1,050.4	$1,172.8

Certain of the Company’s funds are in active cash management and are thus classified in other current assets or other assets depending on the remaining maturity. Total cash and equivalents plus these investments are:

	September 30,	December 31,
	2004	2003
Cash and equivalents	$339.6	$411.4
Cash investments	38.7	13.4

Total cash and other cash investments	$378.3	$424.8

IMATION CORP.
SUPPLEMENTAL INFORMATION
(Unaudited)

Operations & Cash Flow — Additional Information ($ Millions)

	Quarter ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
Gross Profit	$61.5	$77.7	$225.2	$246.3
Gross Margin %	22.8%	27.0%	25.2%	29.7%
Operating Income	$8.5	$22.7	$52.3	$82.3
Operating Income %	3.2%	7.9%	5.9%	9.9%
Operating Cash Flows	$19.9	$8.7	$50.0	$50.8
Capital Spending	$8.1	$23.2	$28.4	$53.8
Depreciation	$7.0	$8.1	$27.6	$24.2
Amortization	$2.4	$1.4	$7.0	$4.1
Tax Rate	-10%	31%	26%	33%

Asset Utilization Information *

		Sept. 30,	June 30,	Dec. 31,
		2004	2004	2003
Days Sales Outstanding (DSO)		45	47	46
Days of Inventory Supply		66	80	71
Debt to Total Capital		0.0%	0.0%	0.0%

Other Information

Approximate employee count as of September 30, 2004:	2,700
Book value per share as of September 30, 2004:	$23.47
Shares used to calculate book value per share (millions):	34.1

In the third quarter of 2004, Imation repurchased 1.8 million shares of its stock for $61.5 million. Authorization for repurchase of an additional 4.2 million shares remains outstanding.

Revenues by Area ($ Millions)

	Quarter ended Sept. 30,		Nine months ended Sept. 30,
	2004	2003	2004	2003
United States	$123.1	$136.2	$383.8	$388.7
% of total	46%	47%	43%	47%
International	$146.6	$151.6	$509.3	$440.4
% of total	54%	53%	57%	53%

*	These operational measures, which the Company regularly uses, are provided to assist in the investor’s further understanding of the Company’s operations.

Days Sales Outstanding is calculated using the count-back method, which calculates the number of days of most recent revenues that are reflected in the net accounts receivable balance.

Days of Inventory Supply is calculated using the current period inventory balance divided by the average of the inventoriable portion of cost of goods sold for the previous 12 months expressed in days.

Debt to Total Capital is calculated by dividing total debt (long term plus short term) by total shareholder’s equity and total debt.

IMATION CORP.

Segment Information
(In millions)
(Unaudited)

	Revenue
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	Q3	YTD
Data Storage & Information Management	$260.0	$254.7	$274.4	$321.5	$1,110.6	$326.3	$272.3	$259.3	$857.9
Specialty Papers	13.3	13.3	13.4	12.9	52.9	13.0	11.8	10.4	35.2

Total	$273.3	$268.0	$287.8	$334.4	$1,163.5	$339.3	$284.1	$269.7	$893.1

	Operating Income
	2003					2004
	Q1	Q2	Q3	Q4	TY	Q1	Q2	Q3	YTD
Data Storage & Information Management	$31.4	$25.5	$19.6	$28.2	$104.7	$31.8	$11.7	$6.4	$49.9
Specialty Papers	1.9	2.1	1.2	1.7	6.9	1.7	1.4	0.9	4.0
Corporate (1)	(0.5)	(0.8)	1.9	7.4	8.0	—	(2.8)	1.2	(1.6)

Total	$32.8	$26.8	$22.7	$37.3	$119.6	$33.5	$10.3	$8.5	$52.3

(1) Third quarter 2003 includes the reversal of a reserve taken in 2002 for a litigation issue in Spain that was favorably settled. Fourth quarter 2003 includes a gain of $11.1 million primarily related to outstanding transition services payments for the color proofing and color software business sold in 2001 and $0.7 million for a restructuring adjustment benefit, offset by a $4.6 million impairment of a loan to a contract manufacturer. Second quarter 2004 includes a restructuring charge of $3.1 million primarily related to severance costs. Third quarter 2004 includes a net benefit of $1.0 million primarily related to the sale of a parcel of land.